True Leaf Successfully Restructures; Begins New Chapter

Vernon, BC - November 17, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("TLB" or the "Company") today announced it has closed its previously announced refinancing transaction, completing the final step in its effort to emerge from creditor protection.

"We are pleased to announce this significant milestone for True Leaf," said interim Chief Executive Officer Darcy Bomford. "This restructuring is a testament to our original vision for True Leaf and the confidence we have in our plan. The Company is now in a unique position to leverage its assets with a new balance sheet and a renewed focus on success in the Cannabis 2.0 marketplace-and beyond."

The refinancing transaction (the "Transaction") involves TLB, True Leaf Cannabis Inc. ("TLC"), True Leaf Investments Corp. ("TLI"), Lind Asset Management XV, LLC ("Lind"), The Australian Special Opportunity Fund, LP, Canguard Mortgage Investment Corporation ("Canguard"), and two acquisition entities (the "AcquisitionCos"). Pursuant to the Transaction, the AcquisitionCos acquired the outstanding common shares of TLC, TLI, and Lind pursuant to orders from the British Columbia Supreme Court (the "Court") in accordance with the restructuring proceedings approving TLC's and TLI's creditor proposals.

In addition, pursuant to the Transaction and the creditor proposals, the debt of TLC was restructured with the $6.99 million debt owing to Lind being settled for payment of $4.15 million. In order to finance the repayment of the amounts owing to Lind, TLC has borrowed $3 million from Canguard and $1.7 million from a private lender. Certain other creditors of TLC and TLI were also settled with as part of the creditor proposals.

For further information about the Transaction, please refer to the Company's prior news releases.

The Company also announced today that it has entered into a definitive merger agreement (the "Merger Agreement") with the AcquisitionCos to re-acquire TLC and TLI. The AcquisitionCos are at arm's length to the Company and are owned by private investors. Pursuant to the Merger Agreement, a newly incorporated subsidiary of the Company will amalgamate with the AcquisitionCos (the "Amalgamation") pursuant to the Business Corporations Act (British Columbia) to form an amalgamated corporation which will be wholly owned by the Company and which in turn will indirectly own all of the issued and outstanding common shares of TLC and TLI. Completion of the Amalgamation is expected to be the final step in TLB's proposal to creditors which has been adjourned generally by the Court pending completion of the Amalgamation. TLB on closing will then continue the business of TLC and TLI.

Details of the Amalgamation

Pursuant to the Merger Agreement, it is a condition that the Company consolidate its outstanding common shares (the "Consolidation") on the basis of ten (10) pre-Consolidation common shares for each one (1) post-Consolidation share. Completion of the Consolidation is subject to approval of the Canadian Securities Exchange (the "CSE").

Pursuant to the Amalgamation, the Company will issue approximately 17,416,980 post-Consolidation common shares at a deemed price of $0.375 per share to the shareholders of the AcquisitionCos with the result that, upon completion of the Amalgamation, existing shareholders of the Company will hold approximately 40.8% of the outstanding post-Consolidation common shares on a fully-diluted basis. No new insiders or new control persons will be created as a result of the share issuances. In connection with the Amalgamation, it is anticipated that the Company's board of directors will be re-constituted to include three nominees of the AcquisitionCos, as well as Darcy Bomford and Michael Harcourt. Darcy Bomford will also remain as interim Chief Executive Officer and Jennifer Pace will remain as Chief Financial Officer.

Completion of the Amalgamation is subject to a number of additional conditions, including: approval of the shareholders of each of the AcquisitionCos, the revocation of any cease trade orders issued in respect of the Company's securities and the receipt of all required regulatory approvals, including approval of the Consolidation by the CSE. The Merger Agreement may be terminated in the event that all conditions to closing are not completed on or before December 6, 2020.

A cash finder's fee of $20,000 is to be paid to an arm's length third party on close of the Amalgamation.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbor protection for all forward-looking statements. Forward-looking statements in this news release include - but are not limited to - statements related to the Consolidation, completion of the Amalgamation, the issuance of securities of the Company, and the composition of the Company's board of directors and management upon completion of the Amalgamation.

More particularly and without limitation, this release contains forward-looking statements and information relating to implementation of the Amalgamation and the timing thereof. The forward-looking statements and information contained in this release are based on certain key expectations and assumptions made by True Leaf. The following are certain material assumptions on which the forward-looking statements and information contained in this release are based: satisfaction of all conditions to implementation of the Amalgamation; the approval of the CSE of the Consolidation, the approval of the Amalgamation by the shareholders of the AcquisitionCos, the timely receipt of any further required Court approvals; the ability of the Company to continue as a going concern; the Company's liquidity position, and access to capital, to fund ongoing operations and obligations; the ability of True Leaf to stabilize its business and financial condition; the ability of True Leaf to implement and successfully achieve its business priorities; the ability of True Leaf to comply with its contractual obligations, including, without limitation, its obligations under its restructured debt arrangements; the general regulatory environment in which True Leaf operates; the tax treatment of True Leaf and the materiality of any legal and regulatory proceedings; the timing and size of development plans and capital expenditures; the accuracy of operating cost estimates.

Other factors that could cause actual results to differ materially from those described in such forward-looking information include (but are not limited to): True Leaf may not complete its audit and file its financial statements as currently anticipated, or at all; True Leaf will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in True Leaf's public documents filed on SEDAR; and True Leaf may not complete its Amalgamation and the related restructuring as currently contemplated or at all.

Consequently, all of the forward-looking statements made in this press release are qualified by these and other cautionary statements or factors contained herein. There can be no assurance that the actual results or developments will be realized and, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.